MEMORANDUM OF AGREEMENT.
ships Adopted by The Baltic and International Maritime Council(BlMCO) in 1956 Dated: Code-name SALEFORM 1993
[ Revised 1966, 1983 and
GOLDIE NAVIGATION LTD — MARSHALL ISLANDS hereinafter called the Sellers, have agreed to sell, and
SEANERGY MARITIME CORP. of Marshall Islands or Guaranteed nominee 1 hereinafter called the Buyers, have agreed to buy 2
Name: AFRICAN ZEBRA 3
Classification Society/Class: Bureau Veritas 08041S 4 Built: 1985 By: CSBC TAIWAN 5
Flag: BAHAMAS Place of Registration: NASSAU 6
Call Sign: C6UE7 Grt/Nrt: 23,207mt / 12,963 mt 7
Register Number: 8000937 8
hereinafter called the Vessel, on the following terms and conditions: 9
Definitions 10
“Banking days” are days on which banks are open both in the country of the currency 11 stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8. 12
“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, 13 a registered letter, telex, telefax or other modern form of written communication. 14
“Classification Society” or “Class” means the Society referred to in line 4. 15
“Master Agreement” means a master agreement of even date herewith made by and among, inter alios, the Seanergy and the Sellers.
“Shareholder Approval” has the meaning set forth in the Master Agreement. “Effective Date” means the date of issuance of the Shareholder Approval.
“Seanergy” means Seanergy Maritime Corporation of Marshall Islands, being the parent company of the Company to be nominated as buyer of the Vessel and of the buying companies of the other Vessels referred to in Clause 17.
1. Purchase Price 16 USD 34,500,000 cash (Thirty four million five hundred United States Dollars) only.
2. Deposit 17
As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 20% 18
(twenty per cent} of the Purchase Price as per Clause 17 . witeifi-3-(three)) banking-days from the -date of this Agreement by both parties. This deposit shall be placed with FBB — First Business Bank, 62 INotara & Sotiros Dios Str, Piraeus, Greece. Phone: + 30 210 41 18 711, Fax : + 30 21041 32 058, 20
and held by them in a joint account between Sellers and the Buyers ___:, to be released in accordance with joint written instructions of the Sellers and the Buyers, The Buyers to produce all documents required for the opening of the joint account. Interest, if any, to be credited to the 22 underwater damage, if any, impose condition/recommendation of class. The decision of class as to whether underwater damage, if any, imposes a condition and/or recommendation of class shall be final and binding for both parties. Notice of Readiness not to be tendered prior completion of the underwater inspection.
If damage affecting class found, that does not necessitate immediate docking. Buyers and Sellers authorised representatives to meet to try to agree a compensation amount for Buyers taking over the vessel with such damages, it cannot agree, repair quotes to be obtained From two reputable repair yards nearest to the delivery port, one yard to be chosen by each party, with compensation amount to be the average of the two repair quotes.
(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-
docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b) Once drydocking has taken place the Sellers shall deliver 11 the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be ectended by the additional time required tor the drydocking and extra steaming, but limited to a maximum of 14 running days.
C) if the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above
(i) the Classification Society may require survey of the taitshaft system, the extent of the suruey being to the satisfaction of the Classification surveyor. If Such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft 11 to be drawn and surveyed by by the Classifaication Society, the extent of the survey being in accordance withe the Classification accordance with the Classfication Society’s rules for taishaft survey and consistent and with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the \tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Socitey the drawing and refitting of the tailshaft shall be 123 arranged by the Sellers. Should any parts of the tailshaft System be condemned or found 124 defective so as to affect the Vessel’s class, those parts shall be renewed or made good at condition/recommendation.* the sellers expense to the satisfaction of the Classification Society without 128
(ii) the expenses relating to the survey of the tailshaft system shall be bome by the Buyers unless the Classification Society requires such survey to be earned out, in which case the Sellers shall pay these enpenses. The Sellers shall also pay the expenses 130 if the Buyers require the survey and parts of the system are condemned or found defective or broken so to affect the Vessels class.*
(iii) the expenses in connection with putting the Vessel in and taking her out of 133 drydock, including the drydock dues and the Classification Society fees shall be paid by 134 the seller if the Classifiation Socirty issues any condition/recommendation*as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers 136 shall pay the aforesaid ecpenses, dues and fees. (iv) the Buyers representative shall have the right to be present in the drydock. but without interfering with the work, or docisions of the Classification surveyor
(v) the Buyers shall have the right to have the underwater part of the Vesael 1*0 cleaned and painted at their risk and expense without interfering with the Sellers ‘ or the Classifaiction surveyor’s wort, if any, and wilhOulaneclitig The Vessel’s brie 142 however the Buyers’ work in drydock is still In progress when the Seller have 143 completed the work which the Sellers are required to do, tha additionall docking time 144 needed to complete the Buyers work shall be far the buyers risk end: expense in the event 145 that the Buyers’ worK requires such additional time. The Sellers may upon compeletion of the 146 Sellenj- work lender Notice of Readiness for delivery whilst the Vessel is still In drydock and The Buyera shall be obliged to take delivery in accordence with Clause 3. wheathe- 1 *6 the Vessel is in drydock or not and irrespective of Clause 5 b).
* Notes, if any. In the surveypr’s . report which are accepted by the Classification Society without condition/recommendation are not to be taken into account aepuprcents jg sjdn aE-DDsr;bla f!flfl*-ihf—diite flf 1h»? Agn9trr*nK—
All the time cf dalivery tfie Buyers and 5allc*S Sllnir i*gn ar.rj tfeliuer to each other a PfrfidflWl of Delivery and Acceptance- Donfirrping the date and I’TO 01 ^livery of the Vessel ftomtto SoSda (0 Die Buy-ens
Al the time oJ delivery We Seders shell hand to Iho BuyOn; l’-r dftss-ficetton Dertilicatei.Ej as xrtll as £1 £00 PlanE/dravfln^.’inainicbDnrjDrihB nSartivc b main injme pnd auidiErieaSOPEP^ublicaliCini as <?n board dc., which are dh board ttie vshq! Ohr’ cftrlifir^»|^ which are on bDanl the Vesstl Z01 thai: also be handed nwr laihe Buyera unksi Bw £el|era ?re requJred In rEtain saint, m which cbs* the Buyert to have rT« iiphl lo tube CO(ii«S A:: other lechnicel dDcumenUlmr &-.? plans Etc astnre which may iC I ba in the 50ll(tfS’ poasesBion Ehaii be prampBy fomardcd 10 Ihe Buyers 0f tnelr experree il 1hey W ftqu«l Tlve StUers may keeptrte Vessel[1]! Ing backs bul the Suyera 1o have tite nght b 1ak< copie? of S3me 206
9. Encumbrantas 207
The Sellers vrarraTiL lhai tfh; Vessel. Bl 1he tme of ddwery, is Tr« from ft;\ cha*5e*5, e^umbranc*!!. nvortgageB andtor maritipss liftf-S Or any dher deb1& and/ar dairng wf^fllspeyer agamE-ttfie Vtssel BndJartha IDE Sellers The Se-ier& herafiy tindcdak* 1u Indemnify tm Buyers agar«t 4II eanseduenceE al d-r -ni made 210 against ihe- Vas&al which hiut teen mcyrred prinr In ihe h’m* fff dell«ry and rcferenca 10- Oause ^.3 a-’ Ihe Master Agnaarmnt
10. Taxes, etc
Anytatifrl. lots and enpefisea in cntinectinn with It* purtftwe and regiHtradDn una«r tht Buyera’ flag ihal bftfar lh& Buyera’ account, whefea& sirflil&r Cfijrg^a In DornadiDfi with 1ht dosing of the SallMS[1] register shall be tar Bra Setters’ aK6unt
11. ConditJonOndBfiV**V
Tht Vtt«l *«1H ewerylhing bElonging to he* Shall be attfte SellareC risk and ^K^nse ^rrtit sha is deliwerad to lh» Buyers, but subject to 1he tenra and oondlbqn& at Ihis Ajgreemcnl She shall be 2lB dedverad and La*jen ovor as Sh& rf#S Bt the Hme of inspection, fair wear and tsar en-Mptetl f’.OY^Wva:. Ihfr VfcSs*! SflaH be defcven&l wfc, h& ene&efW-Class fuHy maintained wimflul CCndltiPntteCiG*nrnen<JalN?n’. and free at average damage affecting lint VMSol’S Cla5S.*fid with her AH ClaS3i1i«1i(Ki Certifies and her National and Inlernaliana! Ccrtfica^c. hj b* cl83fi. a& well es a\\ other cernficateF; ihe Vesstf Had ad the time of inspection, ciean. v^’tf Sfld une-jrtended wtthsul condign/ recommendation dy Class or Ihe rE*eua.Td Audxirilcs at Chfl lime fll Denary CSM rtgms to be clem and up ts !ha date al Hit hmtoF (he- Vfljsera delivery or do on board without any nrian-iipM OF Outstanding i^h<M <^«Mwnfre™mmef^^ DuthP’-iUtjc at ipo timn fjf CtOliVMy Coot catGs of Ufei alls. CQ2. FV« t Ftmguisheri e-1c to db Jaan and valid at thfl l^ne trf delrvery •InspKUort” in this dSU*e 11. ahall mftEn ^he Buyers inspection according to Cbpuse 4 a) or A b>. If appHcatle. or ire Buyers’ inspection poor (d 1he signing dl Ihie ^QflMjinfent If the Vessel \s taken over without inspection Ihe date of irug Agreement shall be Urn ^ev?ml dace Not*S. .’ a-iy. m ‘he aurveyor[1]? repnrta which are acceplefl by 1nc Classifita1iciH Society WlttHUl MndHioniTewrmnendstior- are not (d bra taVen Into KKdunt. 22?
12. NflmcfTnarKings
Upon dtfrwtry the buyers undertaXa to change Ihe n4rn« C-1 ihe Weaael and alia* PunA*! n^SfKings. 13. Buyers’ default 232
ShouH the deposh not tra paid In ic«tf3»ripewrtrt Cleuse 2 and 17. Ihe S^ftera have Ihe riph! 10 cancel 1tiit2a3 Agrsenent. and frfy s*i*l| t* e^ttJed tp cleim cnmpansation for their imeee and for afl fttpenses incurtod together ivitfi irrtereet. Should me Purdifi&e pi«b riot bt paid In (romance with Clausa 3. H>e Selle-a have 1ho Hsht to cancel ihe Agresmanl. in */H»th ewe the depoEit togaBicr wnlh int&res: earned shalf be reltased ie tfw Sellere. IT The depo&iL do** «*t cc^ef meir toss, the SellSH shaJI be entitled In claim fufil ie< comp*rhialiori far 1heif Icsaes and For ii cKponse* Inciuirad IngalhBf rtHti Inlaneal. provided HOwemer Z33 tttlt S&leri will nol be e^titied lo rfaim any fompetiBalinn wnatsdtver rf Seanenj^ farls lo ctla-n Ihe
ShaneftQldef Appjowal.
M. Ssllfrrs’ rialault 2[40]
Should ihe SeflerE fail to give N&lice of R&adineES in accordance yjltti Clause 5 a] or fa.l id be readyZ*t lo validTy comptetie a Ifegil tfihifer by (he date stipulated in line 51 the Buyers .shall hsve2^2 lha option of Cancslling ma Aflreemeot pravidad al^an thai the Sallem shalt be granted a2d- mpKimLrm of 3 banting days after Nolico of Rewlinees has bean given 1* make arranflamehti244 ferine documentation &et cut m ClauM &• K after Hctica of Rfl&rjinaai has been giver, but beHone me Buyera haw taken delivery. 1ht Veaael ceases id ba physically feady Tor dalfveJy and is nol made physically n&ady again jn every ncspect by Ihe dale stipulated in line 61 sncl new hiDt’-w tf Re«Jlne« gl^ftrt. ine B^era aha;! relain fhwf wV*n !a cancel. In Hie *«enl ttipt the Buyers otetfJ48 to cancel ihia Agreerrenl Ihe dcpoSJl — ir paid to ihe jnircl accOu”! by Buyera — tngatfrflr with interesl earned shall be rdcaSCd to 1he<n immediately. ShnuSd tha SB»ert lall 10 glwfl N«ice &f Readiness by me date stipulaled in line 61 ct Fail to be rWdy id validty tdflflflUj 4 leg*) tranafer as aforesaid they ShSfl meke due compwiwHon Ifl the Buywr* lor 1heir Idas and. for ell expenses tojerhitf wflfi inleneat If iheir feilu^e it tf^ lo- prcyen neg igence end: whether Drnoifr* Buyera caiatf Lnlt Agreement 1S. Buy«Tir repnttentalLvaa Afltf-tHiti^raemgrt-ftBS-BQQfi signod by btflh pariiea-ane-the^O^ ^fiflBit t^eeeiv4adyKMttfi Btfyefs—35§ hStfe-ltTe-nqht to plaac iwd r^pfg&»H^l^flfl tm feord 1ho VoCMMtL pteirsgbrishand a<pen^a ^p^35J nni^ni nt ................................................ ofl or aboul et She Fir:; cDriv»fnent pqfl^tacD. For V*rt(— ^esDcle :hjlmtfl — 366 —
tfl^*iwe^*d on me Qacing Dote dp dofinad In \f* ttuppte=wr^Ag->4y^nL. 1te ^ufsft-eh,-^ ha*e-the-ngH to p^oe twe-feofeseffetiWEr^m-egg*d-4lia-^as3el-JHhc ir cd!q rigk Wl e-Mpe^se-en- trw-flaHi Ooeaflaul obtainf.
Gharohnldor jppfgvfl^^-ttfi-aucJiearter-g^alB dp doompj ptftftfinary. dp as to Dnwia-rcpG havc-a-m^wium I-*.:-, w,.. < !;.ii-..inri/flti*in fMndd-ofltiaafri- JhfisQ r&pfDEOnlutlrtUi arp on nogrd fcw-rTe-puf^e6e-of-tam*ligFiwfteri aHd-tfl-1r**3p«ttyo4— oaservprD only, dnd IFnty ftftall fuel inteffefeHni nny mspcd w|h tJ>a maMMng-Bf-tHe-V^s^l^pe^aBoH-gf— Kl» V«sal amfr’iM cre^fr 4x»mal-WBAing-pFa€ticer^>t* Buy*W feprLjcntatiws chali sq^ Ifte-ufrual .. ^ZSi
$OJl«ft:-P-»txl.-l-Olu&4enfl* rfmrientnity prior 1n Liroir gmtofkafcon.

16. Arbitration 262

a)* This Agreement shall be governed by and construed in accordance with English law and 263 any dispute arising out of this Agreement shall be referred to arbitration in London before three Arbitrators in accordance with the Arbitration Act 1996 or any statutory modification or 264 re-enactment thereof for the time being in force and the terms of the London Maritime Arbitration
Association then in force, one arbitrator being appointed by each party. 265
On the receipt by one party of the nomination in writing of the other party's arbitrator, 267 that party shall appoint their arbitrator within fourteen days. 268
If that party does not appoint its own arbitrator within the fourteen days specified, the party 269 referring a dispute to arbitration may, without the requirement of any further prior notice to the 266 other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. 267
The award of the sole arbitrator shall be binding on both parties as if it had been appointed by 268 agreement. The two arbitrators properly appointed shall appoint the third arbitrator who shall act 269 as chairman of the Tribunal. 270

~~b)* This Agreement shall be governed by and construed in accordance with Title 9 of the~~ 271
~~United States Code and the Law of the State of New York and should any dispute arise out of~~ 272
~~this Agreement, the matter in dispute shall be referred to three persons at New York, one to~~ 273
~~be appointed by each of the parties hereto, and the third by the two so chosen; their~~ 274
~~decision or that of any two of them shall be final, and for purpose of enforcing any award, this~~ 275
~~Agreement may be made a rule of the Court.~~ 276
~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime~~ 277
~~Arbitrators, Inc. New York.~~ 278

~~c)* Any dispute arising out of this Agreement shall be referred to arbitration at~~ 279
~~, subject to the procedures applicable there.~~ 280

~~The laws of shall govern this Agreement.~~ 281

* *16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of* 282 deletions, alternative 16 a) to apply. 283

Additional Clauses from 17 to 18 form an integral part of this Memorandum of Agreement

Appendix to Memorandum of Agreement code-name SALEFORM 1993-dated ~~11th October 2007~~ – M/V "BREMEN MAX"

CLAUSE 17

The 20 pct deposit shall be made on the Initial Closing Date as defined in Clause 2.4(b) of the Master Agreement ~~referred to in Clause 31 hereof~~. The 20 pct deposit and balance of 80 pct together with extra payment for luboils and or bunkers, to be paid on day of delivery at Sellers' nominated bank provided however that if the Vessel is delivered on the Initial Closing Date, Buyers will not be required to pay the 20% deposit into the joint account referred to in Clause 2 and they will make payment of 100% of the purchase price directly to the Sellers. On delivery of the Vessel, in exchange for payment of the purchase price of the Vessel and extra payment for luboils and/or bunkers, Sellers will provide the Buyers with ~~against~~ delivery documents reasonably needed by Buyers to acquire legal ownership and register the vessel under her new flag. Such documents to be mutually agreed and listed in an Addendum to the Memorandum of Agreement. but shall include, without limitation, the closing deliveries as required by Clause 2.2 and 2.4 of the Master Agreement as well as each party's respective officer certificate dated the Initial Closing Date setting forth names and signatures of signatories to MOA and other related documents as well certifying and attaching charter documents of such party in effect as of the date of the Initial Closing Date and duly executed shareholder and director resolutions approving the entry into the Master Agreement referred to in Clause 31 hereof, this MOA, other related documents and the transactions contemplated hereby and thereby. Signing of the Addendum shall not delay signing of MoA and lodging of the deposit.

CLAUSE 18

Sellers to confirm in writing on delivery that to the best of their knowledge the vessel:

- is not blacklisted by any Arab countries / nations or any other countries or organizations;
- has not touched bottom since her last dry docking.

CLAUSE 19

All negotiation and eventual sale to be kept strictly private and confidential between all parties involved except where required by Statutory or U.S. Stock listed requirements. However should despite the efforts of all parties involved details of the sale become known or reported in the market neither the Sellers not the Buyers have the right to withdraw from the sale or fail to fulfill all their obligations under this Agreement.

This Memorandum of Agreement is drawn up in two originals with even tenor and date. One original shall be retained by the Sellers and one original shall be retained by the Buyers.

CLAUSE 20

Vessel to be delivered free of cargo, cargo residues and free of any dunnage, with holds swept, clean and dry on completion of last voyage, prior delivery.

CLAUSE 21

Sellers warrant that on the date hereof and on the date of Vessel's delivery, the Vessel shall be entitled to trade worldwide within Institute Warranty Limits without restriction or limitation.

Sellers also to confirm on delivery that vessel has not traded during the last two (2) years in CIS Pacific Countries, but if traded, then, a valid Phytosanitary Certificate to be presented.

CLAUSE 22

Canceling date to be sixty (60) days after Initial Closing Date

CLAUSE 23

Seller has good and marketable title to, is the exclusive legal and equitable owner of, and has the unrestricted power and right to sell, assign and deliver the Vessel.

CLAUSE 24

Each party hereto is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to enter into this MOA and the transactions contemplated hereby. Each party hereto is duly qualified to conduct business and is in good standing as a foreign corporation or other legal entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (as defined in the Master Agreement).

CLAUSE 25

Each party hereto has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this MOA and otherwise to carry out its obligations hereunder. The execution and delivery of this MOA and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action. other corporate or other action or proceeding on the part of either party hereto is necessary to authorize this MOA or the consummation of the transactions contemplated hereby. This MOA has been duly executed by each party hereto and, when delivered, will constitute the valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

CLAUSE 26

The execution, delivery and performance of this MOA by each party hereto and the consummation by such party of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of its respective charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract to which such party is a party thereto or by which any property or asset of such party is bound or affected, (iii) result in a violation of any law, rule, statute or regulation to which such party is subject or (iv) result in any violation of any order, judgment, injunction, decree or other restriction of any governmental authority to which such party is subject, or by which any property or asset of such party is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (as defined in the Master Agreement).

CLAUSE 27

Neither party is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any governmental authority or other person or entity in connection with the execution, delivery and performance by such party of this MOA, other than those that have been made or obtained by such party prior to the date of this MOA.

CLAUSE 26

This Agreement is one of the "MOA"s referred to and defined in (1) the Master Agreement dated the date hereof and executed and delivered concurrently herewith by the Sellers, the Buyers, and others. If there is any inconsistency between the terms and conditions of this Agreement and the terms and conditions of said Master Agreement with respect to the sale and purchase of the Vessel, then the terms and conditions of this Agreement shall prevail.

Notwithstanding the above, the obligations of each party under this MOA are subject to:

(i) Seanergy obtaining the Initial Closing / Shareholder Approval, as defined in the Master Agreement.; and

(ii) The satisfaction or waiver of each of the applicable conditions set forth in Article VIII of the Master Agreement."

In case Seanergy fails to obtain the Shareholder Approval the Initial Closing as defined in the Master Agreement does not take place as provided in the Master Agreement, this Memorandum of Agreement shall be automatically terminated, cancelled and of no further force and effect without responsibility of any of the parties.

For the Sellers (1)

NAME: EVAN BREIBART
TITLE: ATTORNEY-IN-FACT

For the Buyers (2)

NAME: GEORGIOS KOUTSOLIOUTSOS
TITLE: PRESIDENT